July 2012 Pricing Sheet dated July 30, 2012 relating to Preliminary Pricing Supplement No. 235 dated July 2, 2012 to Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency LASERS due August 2, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

PRICING TERMS – JULY 30, 2012
Issuer:	Morgan Stanley
Issue price:	$1,000 per LASERS (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per LASERS
Pricing date:	July 30, 2012
Original issue date:	August 2, 2012 (3 business days after the pricing date)
Maturity date:	August 2, 2015
Aggregate principal amount:	$400,000
Interest:	None
Payment at maturity:	$1,000 + currency return amount. This payment may be greater than or less than the stated principal amount.
Currency return amount:
If the currency performance is greater than the downside threshold value, the currency return amount will equal:

$1,000 x [the greater of (i) currency performance and (ii) fixed percentage]

If the currency performance is equal to or less than the downside threshold value, the currency return amount will equal:

$1,000 x currency performance

In this scenario, the payment at maturity will be equal to or less than $500 per stated principal amount of LASERS and could be zero.  There is no minimum payment at maturity on the LASERS.

Downside threshold value:	-50%
Fixed percentage:	26%
Currency performance:
1 - (final exchange rate / initial exchange rate), provided that in no event will the currency performance be less than -100%

This formula effectively limits the positive currency performance to 100% and therefore limits the maximum payment at maturity per LASERS to $2,000, but the formula does not limit the downside and you can lose your entire initial investment in the LASERS.  See “How Does The Currency Performance Formula Work?” in the accompanying preliminary pricing supplement.

Initial exchange rate:	2.0313, which is the exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:
On any currency business day, the rate for conversion of the Brazilian real into U.S. dollars (expressed as the number of units of BRL per one USD), as determined by reference to the reference source on such day.

Reference source:	Reuters page “BRFR”
Valuation date:	July 29, 2015, subject to adjustment for non-currency business days
CUSIP / ISIN:	617482SQ8 / US617482SQ81
Listing:	The LASERS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Descriptions of LASERS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per security	$1,000	$22.50	$977.50
Total	$400,000	$9,000	$391,000
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of LASERS purchased by that investor.  The lowest price payable by an investor is $992.50 per LASERS.  Please see “Syndicate Information” in the accompanying preliminary pricing supplement for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $22.50 for each LASERS they sell.  For additional information, see “Descriptions of LASERS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 235 dated July 2, 2012

Prospectus Supplement dated November 21, 2011

Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.